                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

[X] Filed by the Registrant

[ ] Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              NETRADIO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

         -----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

         -----------------------------------------------------------------------

     (4)  Date Filed:

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

                              NETRADIO CORPORATION

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                                  MAY 18, 2000

To the Shareholders of NetRadio Corporation:

     Notice is hereby given that the Annual Meeting of Shareholders of NetRadio Corporation will be held at 3:30 p.m. on Thursday, May 18, 2000, at the Hyatt Regency Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota, for the following purposes:

     1. To elect two directors to serve on the Board of Directors for three year terms.

     2. To ratify the selection of Ernst & Young LLP as the independent auditors of NetRadio Corporation for the fiscal year ending December 31, 2000.

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 31, 2000 as the record date for the determination of shareholders entitled to receive notice of and vote at the meeting.

     We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

                                          By Order of the Board of Directors,

                                          /s/ Edward A. Tomechko
                                          President and Chief Executive Officer

Dated: April 21, 2000

     WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                              NETRADIO CORPORATION

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 18, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NetRadio Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held at 3:30 p.m. on Thursday, May 18, 2000, at the Hyatt Regency Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota, and at any adjournment thereof. A shareholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting by delivering to an officer of the Company either a written notice terminating the proxy's authority or a proxy bearing a later date, or by appearing in person and voting at the meeting. Shares of the Company's common stock, no par value (the "Common Stock"), represented by a proxy will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and for the other proposals set forth in this Proxy Statement. This Proxy Statement and the accompanying form of proxy are being sent or given to shareholders beginning on or about April 21, 2000, along with the Company's Annual Report to Shareholders for the year ended December 31, 1999.

     Only shareholders of record at the close of business on March 31, 2000 are entitled to receive notice of and vote at the meeting or at any adjournment thereof. On March 31, 2000, there were 10,011,700 shares of Common Stock of the Company outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares voted as abstentions on any matter (or a "withhold vote for" as to a director) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

     The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

     The Company will pay all expenses in connection with the solicitation of proxies. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile or personal calls.

     The Company's principal executive offices are located at Riverplace Exposition Hall, 43 Main Street Southeast, Suite 149, Minneapolis, Minnesota 55414. Effective as of May 1, 2000, the Company's principal executive offices will be located at Valley Gate North, 10025 Valley View Road, Suite 190, Eden Prairie, Minnesota 55344.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL #1)

     The Bylaws of the Company provide that directors of the Company shall be divided into three classes, as nearly equal in number as reasonably possible. The term of office of the first class of directors will expire at this Annual Meeting of Shareholders, the term of the second class of directors will expire at the annual meeting of shareholders in 2001 and the term of the third class of directors will expire at the meeting of shareholders in 2002. Directors elected at each annual meeting of shareholders will be of the same class as the directors whose terms expire at such annual meeting of shareholders, and shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders or until their successors are elected and shall qualify. Pursuant to the terms of a Stock Purchase Agreement, dated March 7, 1997 between the Company, Navarre Corporation and ValueVision International, Inc., as long as ValueVision owns shares of our common stock, it has the right to elect a number of directors to our board equal to the total number of our directors, multiplied by the percentage of ValueVision's ownership of our outstanding common stock, rounded up to the nearest whole number. As of the closing of our initial public offering in October 1999, ValueVision had the right to elect two of our directors.

     Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by the vote of a majority of the directors then in office. The directors so chosen will hold office until the next election of the class for which such directors shall have been chosen.

     At the Annual Meeting of Shareholders to be held on May 18, 2000, the terms of office of Charles E. Cheney and Donavan W. Pederson will expire. Mr. Cheney has been nominated to be elected to the Board of Directors for an additional three year term that will expire at the annual meeting of shareholders in 2003. Mr. Pederson will retire from service as a director as of the date of the Annual Meeting and Mr. Cary L. Deacon has been nominated to be elected to the Board of Directors for a three year term that will expire at the annual meeting of shareholders in 2003. Mr. Deacon is one of the two directors that ValueVision has the right to elect pursuant to the terms of the 1997 Stock Purchase Agreement. The Board of Directors recommends that the shareholders elect Messrs. Cheney and Deacon as directors of the Company for the ensuing three year period. The person named as proxy in the enclosed form of proxy intends to vote the proxies received by the Company for the election of Messrs. Cheney and Deacon, unless otherwise directed. Each of Messrs. Cheney and Deacon has indicated a willingness to serve. If, however, either of Messrs. Cheney and Deacon is not a candidate at the meeting, which is not presently anticipated, the proxy named in the enclosed form of proxy may vote for a substitute nominee in his discretion.

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR THE ELECTION OF EACH OF MESSRS. CHENEY AND DEACON. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF MESSRS. CHENEY AND DEACON.

     Information regarding the directors of the Company is set forth below:

NAME                                               AGE   EXPIRATION OF TERM
----                                               ---   ------------------
Eric H. Paulson..................................  54           2002
Edward A. Tomechko...............................  51           2002
Donavan W. Pederson..............................  61           2000
James Caparro(1)(2)..............................  48           2001
Charles E. Cheney(2).............................  56           2000
Cary L. Deacon...................................  49              *
Marc H. Kalman(1)(2).............................  55           2001
Gene McCaffery(1)................................  52           2002

-------------------------

 *  Mr. Deacon is nominated to serve as a director for a term expiring in 2003.

(1) Member of the Compensation Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

     Eric H. Paulson. Mr. Paulson has served as our Chairman of the Board since May 1996 and also served as Chief Executive Officer of NetRadio from April 1997 to January 1999. Mr. Paulson has served as Chairman of the Board, Chief Executive Officer and a director of Navarre since 1983.

     Edward A. Tomechko. Mr. Tomechko has served as our Chief Executive Officer, President and a director of NetRadio since January 1999 and served as Chief Financial Officer from August 1998 until March 15, 1999. From April 1997 to April 1998, Mr. Tomechko served as Senior Vice President and Chief Financial Officer of David's Bridal, Inc. From January 1996 to April 1997, Mr. Tomechko was Senior Vice President and Chief Financial Officer of The County Seat Stores, Inc., and from 1990 to 1996, Mr. Tomechko served as Vice President and Treasurer of County Seat. In October 1996, County Seat filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware. On October 29, 1997, the Plan of Reorganization was consummated.

     Donavan W. Pederson. Mr. Pederson has served as our Chief Operating Officer since July 1997 and served as our Chief Technology Officer from September 1997 to June 1999. Mr. Pederson has served as Secretary and a director of NetRadio since September 1997. From April 1994 to March 1997, he was President of ComNet Research Corporation, a marketer and integrator of fiber channel networks. From 1986 to 1994, Mr. Pederson served as President of Donavan International, Inc., an international trade services company.

     James Caparro. Mr. Caparro has served as a director of NetRadio since January 1999. He is Chairman and Chief Executive Officer of Island/Def Jam Music Group, a division of Universal/PolyGram Music Operations. From 1992 to 1998 he served as President and Chief Executive Officer of PolyGram Group Distribution, Polygram Video, Polymedia, New Media and Business Development, Polygram Merchandising and Independent Label Sales.

     Charles E. Cheney. Mr. Cheney has served as a director of NetRadio since May 1996. From March 1997 to September 1998, he also served as our Chief Financial

Officer. Mr. Cheney has served as a director, Chief Financial Officer, Executive Vice President and Secretary of Navarre since 1985.

     Cary L. Deacon. Mr. Deacon is nominated to serve as a director of NetRadio. Mr. Deacon has served as the President of ValueVision Interactive, Inc., a wholly owned subsidiary of ValueVision, since 1998. Mr. Deacon was a general partner of Marketing Advocates from 1997 to 1998. Mr. Deacon was Senior Vice President Marketing and Public Relations/Executive Committee Member of Macy's from 1995 to 1997. Mr. Deacon is one of two directors that ValueVision is entitled to elect to the Company's board of directors pursuant to the terms of the 1997 Stock Purchase Agreement.

     Marc H. Kalman. Mr. Kalman has served as a director of NetRadio since January 1999. Mr. Kalman is affiliated with AMFM and since 1992, he has served as Vice President and General Manager for KDWB-FM and Cities 97-FM and since May 1997 has served as Vice President and General Manager for WLOL-FM, three leading FM stations in the Minneapolis/Saint Paul market. Since 1993, Mr. Kalman also has served as an Executive Board Member of the Variety Childrens Association Board of Directors and as a director of the Minnesota Broadcasters Board of Directors.

     Gene McCaffery. Mr. McCaffery has served as a director of NetRadio since November 1998. He currently is Chief Executive Officer, Chairman of the Board and a director of ValueVision. Prior to joining ValueVision in 1998, Mr. McCaffery served as Chief Executive Officer and Managing Partner of Marketing Advocates, a celebrity-driven product and marketing development company based in Los Angeles. From 1982 to 1996, Mr. McCaffery was employed in several capacities with Montgomery Ward & Co., Inc., serving most recently as Senior Executive Vice President. Montgomery Ward filed for Chapter 11 bankruptcy protection in 1997. From 1994 to 1996, Mr. McCaffery also served as Vice Chairman of The Signature Group, one of the nation's largest direct marketing companies. Mr. McCaffery also serves as a director of Metal Management, Inc. Mr. McCaffery is one of two directors that ValueVision is entitled to elect to the Company's board of directors pursuant to the terms of the 1997 Stock Purchase Agreement.

     Under the terms of a March 1997 stock purchase agreement among Navarre, the Company and ValueVision International, Inc., and based upon our total number of directors, Value Vision has the right to elect the number of directors equal to its proportionate share of ownership of the Company, rounded up to the next whole number. ValueVision currently has the right to elect two directors of the Company. Please see "Related Party Transactions."

MEETINGS OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

     During the fiscal year ended December 31, 1999, the Board of Directors met three times. All incumbent directors attended at least 75% of the aggregate of those meetings of the Board of Directors and meetings of the committees on which they served that were held while they were serving on the Board or on such committee, except for Mr. Caparro who attended two of the three meetings.

     The Board of Directors of the Company has Compensation and Audit Committees, which have a current membership as indicated in the footnotes to the table on page 2 of this Proxy Statement.

     Our compensation committee generally has responsibility for recommending to the board of directors guidelines and standards relating to the determination of executive compensation, reviewing executive compensation policies and reporting to our board of directors regarding these matters. Our compensation committee also has responsibility for administering our stock option plan, determine the number of options to be granted to the executive officers and reporting to our board of directors on such matters. During 1999, the Compensation Committee held one meeting.

     Our audit committee generally has responsibility for recommending independent auditors to the board of directors for selection, reviewing the plan and scope of the annual audit, reviewing our audit and control functions and reporting to the full board of directors regarding these matters. During 1999, the Audit Committee held one meeting.

COMPENSATION OF DIRECTORS

     The Company pays outside directors $500 per meeting attended and $0 per committee meeting attended. The Company also reimburses directors for expenses actually incurred in attending meetings of the Board of Directors and its committees. In connection with their appointment to our board of directors, in January 1999, we granted each of Messrs. Caparro and Kalman options to purchase 10,000 shares of our common stock at an exercise price equal to $5.00 per share. We expect to grant additional options to non-employee directors in the future in connection with their service on our board of directors.

     Directors who are employees of the Company do not receive any additional compensation for serving on the Board of Directors.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were complied with in 1999.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock, as of March 1, 2000, by: (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and
(iv) all directors and executive officers of the Company as a group. Unless otherwise noted below, the address of each of the following shareholders is the same as the Company.

                                                        SHARES        PERCENTAGE OF
                                                     BENEFICIALLY      OUTSTANDING
NAME AND ADDRESS                                       OWNED(1)      SHARES OWNED(1)
----------------                                     ------------    ---------------
Navarre Corporation(2).............................   5,000,000           49.96%
  7400 49th Avenue, North
  New Hope, Minnesota 55428
Value Vision International, Inc.(3)................   1,432,500           14.31%
  6740 Shady Oak Road
  Eden Prairie, Minnesota 55344-3433
Eric Paulson(4)....................................      49,000               *
Edward A. Tomechko(5)..............................      66,666               *
Donavan W. Pederson(5).............................     101,667            1.02%
James Caparro(5)...................................       4,000               *
Charles E. Cheney(5)...............................      24,000               *
Marc H. Kalman(5)..................................       2,000               *
Gene McCaffery(6)..................................          --               *
Michael P. Wise(5).................................      16,666               *
David R. Witzig(5).................................      85,000               *
Nancy Kielty(5)....................................      16,666               *
All current executive officers and directors as a
  group (11 persons)(4)(5).........................     365,665            3.60%

-------------------------

 *  Less than 1%.

(1) Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 1, 1999 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2) Disclosure is made in reliance upon a Schedule 13G filed with the SEC by Navarre on January 28, 2000. Such Schedule 13G indicates that Navarre has the sole voting and investment power with respect to such shares.

(3) Disclosure is made in reliance upon a Schedule 13G filed with the SEC by ValueVision on February 14, 2000. Such Schedule 13G indicates that ValueVision has the sole voting and investment power with respect to such shares.

(4) Includes 13,000 shares of Common Stock held by Mr. Paulson's spouse, for which shares Mr. Paulson disclaims beneficial ownership. Does not include 5,000,000 shares held by Navarre for which Mr. Paulson disclaims beneficial ownership. Mr. Paulson is Chairman of the Board and Chief Executive Officer of Navarre and holds approximately 10% of the outstanding shares of Navarre.

(5) Includes the following number of shares of Common Stock issuable upon the exercise of outstanding options: Mr. Tomechko: 66,666 shares; Mr. Pederson:
    667 shares; Mr. Caparro: 2,000 shares; Mr. Kalman: 2,000 shares; Mr. Wise:
    16,666 shares; Mr. Witzig: 50,000 shares; and Ms Kielty: 16,666 shares.

(6) Does not include 1,432,500 shares of common stock owned by ValueVision for which Mr. McCaffery disclaims beneficial ownership. Mr. McCaffery is Chief Executive Officer, Chairman of the Board and a director of ValueVision.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     Summary Compensation. The following table sets forth the cash and noncash compensation for fiscal years 1999 and 1998 earned by or awarded to the Chief Executive Officer and the next four most highly compensated executive officers of the Company whose salary and bonus earned in 1999 exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION        LONG-TERM
                                 FISCAL   --------------------      COMPENSATION       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY      BONUS     OPTIONS (# SHARES)   COMPENSATION
---------------------------      ------   ---------   --------   ------------------   ------------
Edward A. Tomechko(1)..........   1999    $175,865    $20,000         125,000            --
  Chief Executive Officer         1998    $ 46,846                     75,000            --
Michael P. Wise(2).............   1999    $ 98,558    $29,400          50,000            --
  Chief Financial Officer
Donavan W. Pederson(3).........   1999    $123,846    $23,300                            --
  Chief Operating Officer         1998    $ 88,656                    175,000            --
David R. Witzig(4).............   1999    $101,894    $30,000                            --
  Senior Vice President of        1998    $ 94,038                    150,000            --
  Content and Programming
Nancy R. Kielty(5).............   1999    $ 91,043    $13,500          50,000            --
  Vice President of Commerce

-------------------------

(1) Mr. Tomechko has served as our Chief Executive Officer since January 1999 and our Chief Financial Officer from August 1998 until March 15, 1999.

(2) Mr. Wise has served as our Chief Financial Officer since March 15, 1999.

(3) Mr. Pederson has served as our Chief Operating Officer since July 1999 and our Chief Technology Officer from September 1997 until June 1999.

(4) Mr. Witzig has served as our Senior Vice President of Content and Programming since May 1996.

(5) Ms. Kielty has served as our Vice President of Commerce since February 1999.

     Option Grants. The following table summarizes options granted during the year ended December 31, 1999 to the Named Executive Officers:

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1999

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                       ANNUAL RATES
                                             % OF TOTAL                               OF STOCK PRICE
                                              OPTIONS                                  APPRECIATION
                                             GRANTED TO   EXERCISE                  FOR OPTION TERM(1)
                                 OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   ---------------------
                                GRANTED(2)   IN 1999(3)   SHARE(4)       DATE         5%          10%
                                ----------   ----------   ---------   ----------   ---------   ---------
Edward A. Tomechko............   125,000         28%        $5.00      1/15/04     $172,500    $381,250
Michael P. Wise...............    50,000         11%        $5.00      2/17/04     $ 69,000    $152,500
Donavan W. Pederson...........        --         --            --           --           --          --
David R. Witzig...............        --         --            --           --           --          --
Nancy R. Kielty...............    50,000         11%        $5.00       2/1/04     $ 69,000    $152,500

-------------------------

(1) The compounding assumes a five year exercise period for all option grants. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

(2) Each option represents the right to purchase one share of Common Stock. The options shown in this column were granted pursuant to the 1998 Stock Option and Incentive Plan. To the extent not already exercisable, the options become exercisable in the event of a "change in control" (as defined in the stock option agreement) involving the Company. All options vest 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant and 1/3 on the third anniversary of the date of grant.

(3) In 1999, the Company granted employees options to purchase an aggregate of 443,850 shares of Common Stock.

(4) The exercise price may be paid in cash, in shares of Common Stock with a market value as of the date of exercise equal to the option price or a combination of cash and shares of Common Stock.

     Option Values. The following table summarizes the value of options held at December 31, 1999 by the Named Executive Officers.

   AGGREGATED OPTION EXERCISES IN 1999 AND OPTION VALUES AT DECEMBER 31, 1999

                                                                 NUMBER OF               VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                              SHARES                         DECEMBER 31, 1999          AT DECEMBER 31, 1999(1)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                        EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   -----------   -----------   -------------   -----------   -------------
Edward A. Tomechko........                                25,000         175,000       $ 81,250       $568,750
Michael P. Wise...........                                    --          50,000       $     --       $162,500
Donavan W. Pederson.......    66,667        528,003          667          83,333          4,409       $550,831
                              24,333        192,717
David R. Witzig...........    25,000        198,000       50,000          75,000       $330,500       $495,750
Nancy R. Kielty...........                                    --          50,000       $     --       $162,500

-------------------------

(1) Value based on the difference between the last sale price of the Common Stock as reported by the Nasdaq National Market on December 31, 1999 and the option exercise price per share, multiplied by the number of shares subject to the in-the-money options.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers (collectively, the "Executive Officers"). The SEC rules require the Compensation Committee of the Board of Directors to issue a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting the Executive Officers. In fulfillment of this requirement, the Compensation Committee of the Board of Directors (the "Committee"), at the direction of the Board of Directors, has furnished the following report on executive compensation:

     The Committee is responsible for setting salaries for officers and for granting incentive awards and stock-based compensation to the Company's executive officers, including the Chief Executive Officer, on behalf of the Board of Directors and the shareholders. The Committee also oversees the operation of the Company's executive compensation benefits.

     The Committee consists entirely of outside directors of the Company. During 1999 Messrs. Caparro, Kalman and McCaffery served on the Committee. Mr. McCaffery is Chairman of the Committee.

COMPENSATION POLICIES

     The Company is committed to attracting, hiring and retaining an experienced management team that can successfully develop and manufacture the Company's products in commercial quantities, penetrate target markets, obtain and maintain required regulatory approvals worldwide, and develop new products. With these goals in mind, the Committee closely aligns its compensation plan for executive management to the milestones achieved and the influence that each executive has as the Company grows and matures. The Committee annually reviews and evaluates the Company's corporate performance, compensation levels and equity ownership of its executive officers. The Committee strives to establish competitive levels of compensation that are consistent with the Company's annual and long-term performance goals, are appropriate for each officer's scale of responsibility and performance, recognize individual initiative and achievements, will attract and retain the highest quality personnel possible consistent with the Company's resources, and provide an incentive to such executives to focus on the Company's long-term strategic goals by aligning their financial interests closely with long-term shareholder interests. The Committee intends to make the executive compensation program competitive with the marketplace while emphasizing compensation in the form of equity ownership, the value of which is contingent on the Company's long-term market performance. It is intended that, in judging appropriate levels of compensation, the Committee will take into account internally set performance goals and comparisons with the performance of a self-selected group of companies with similar business characteristics and strategies.

     The Company's compensation program has three primary components: base salary, short-term incentives and long-term incentives. The ultimate composition of executive compensation reflects the Company's goals of attracting and retaining highly qualified personnel and supporting a performance-oriented environment that rewards both corporate and personal performance over the long term. In general, stock option grants are used to enhance the competitiveness of compensation packages, to reward exceptional performance and provide incentive for reaching further performance goals. The Compensation Committee also believes that the use of stock options is important to align the interests of the officers with the interests of the shareholders.

BASE SALARIES

     The Committee establishes annual base salaries after an analysis of each executive officer's individual performance during the prior year, the overall performance of the Company during the prior year and historical compensation levels within the executive officer group. The Committee believes that executive salaries must be sufficiently competitive to attract and retain key individuals. In this regard, salaries for officers are based on experience levels and are intended to be competitive with median salaries paid to comparable executives in similar positions at other internet companies. By augmenting base salary with equity-based compensation, the Company seeks to continue to attract and retain quality management personnel. Annual increases in base salaries for existing officers are generally consistent with the merit increase formula used throughout the Company. The Company grants annual merit increases to all employees in the range of 0-10% based on performance. Larger increases are given, as appropriate, to reflect changes in job responsibility and authority or to internally balance the salary structure among the executive officer group.

SHORT-TERM INCENTIVES

     The Committee believes that executive compensation should be based in part on the achievement of milestones that are important to the short-term success of the Company. Accordingly, the Committee periodically sets short-term milestones and then compares the Company's progress against these targets. Members of the executive team, along with all Company employees, are periodically granted options to purchase shares of the Common

Stock with vesting tied to the achievement of specified operating and personal objectives. The number of options granted with these vesting provisions is determined based on the individual's experience and position within the Company.

LONG-TERM INCENTIVES

     The Committee believes that long-term shareholder interests and executive compensation should be closely aligned. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in enhancing shareholder value. Stock options are generally granted to executive officers at the time they are elected. In determining the number of options to be granted at such time, the Committee takes into consideration job responsibilities, experience and contributions of the individual and recommendations of the President. The stock options give the holder the right to purchase shares of the Common Stock over a five-year period. Because the options are granted at the fair market value on the date of grant, they will provide value only when the price of the Common Stock increases above the share price on the date of the grant. Options are also subject to vesting provisions designed to encourage executives to remain employed by the Company. Additional options are granted from time to time based on individual performance, increased job responsibilities and the prior level of grants.

CEO COMPENSATION

     The determination of the Chief Executive Officer's salary, bonus and grants of stock options followed the policies set forth above for all executives' compensation. The Company and Mr. Tomechko entered into an employment agreement on January 11, 1999. Under the terms of Mr. Tomechko's employment agreement, his base salary was increased to $200,000 effective upon the completion of the Company's initial public offering and he received a $20,000 bonus. Under the terms of his employment agreement, Mr. Tomechko was also eligible to receive a bonus of 60% of his annual salary based upon the Company achieving certain financial objectives and Mr. Tomechko achieving mutually agreed upon personal goals, no bonus was awarded in 1999. In determining Mr. Tomechko's base salary, the Committee considered such factors as the Company's financial performance in comparison to that of other internet companies, the Company's market positioning, Mr. Tomechko's leadership at the Company and within the industry, his pay of relation to the pay of chief executive officers at other internet companies and the Company's overall executive compensation philosophy.

COMPENSATION LIMITATIONS

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as "performance-based compensation" under the Code. Section 162(m) did not affect the deductibility of compensation paid to the Company's executive officers in 1999 and will not affect the deductibility of such compensation expected to be paid in 2000. The Committee will continue to monitor this matter and may propose changes to the executive compensation program if warranted.

                          SUBMITTED BY THE COMPENSATION COMMITTEE:

                          James Caparro
                          Marc H. Kalman
                          Gene McCaffery

STOCK PERFORMANCE

     The graph below sets forth a comparison of the cumulative shareholder return of the common stock with the cumulative total return of the Nasdaq Stock Market-U.S. Index and the Hambricht & Quist Internet Index from October 14, 1999 (the date of the initial public offering of the Common Stock) to December 31, 1999. The graph assumes the investment of $100 in the Common Stock on October 14, 1999, and in each of the indices on September 30, 1999, and that dividends if any, were reinvested.
[LINE GRAPH]

                                                        NETRADIO                  NASDAQ STOCK              HAMBREHT & QUIST
                                                       CORPORATION                MARKET (U.S.)                 INTERNET
                                                       -----------                -------------             ----------------
10/14/99                                                 100.00                      100.00                      100.00
12/31/99                                                  75.00                      144.32                      193.58

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     Except as described below, the Company does not have any employment agreements with its Named Executive Officers. We have entered into employment agreements with Edward A. Tomechko, Donavan W. Pederson, and David R. Witzig.

     The term of Mr. Tomechko's agreement commenced on January 11, 1999 and ends on January 10, 2002. Mr. Tomechko's annual base salary increased to $200,000 upon the closing of our initial public offering. Mr. Tomechko received a one-time $20,000 bonus upon the closing of our initial public offering. Mr. Tomechko is eligible to receive an annual performance bonus of up to 60% of his base salary if we achieve certain operating objectives under the terms of his employment agreement. In connection with his initial employment with us and his relocation to Minnesota, we advanced Mr. Tomechko $62,500 pursuant to a promissory note. The note bears interest at an annual rate of 7.75% beginning December 1999 and matures in December 2001. Mr. Tomechko is required to pay interest on the note and repay principal in an amount equal to the appraised increase in the value of his residence at December 2001.

     Mr. Wise's terms of employment are contained in an offer letter executed by him on February 16, 1999. Mr. Wise's annual base salary is $125,000. Mr. Wise is eligible to receive an annual performance bonus of up 30% of his base salary if we achieve certain operating objectives. Mr. Wise received a termination agreement in April 1999, that provides Mr. Wise with a cash severance payment equal to six months' salary if his employment is terminated, his status with NetRadio adversely changes or his salary is substantially reduced in connection with a change in control of NetRadio. Also, in February 1999, Mr. Wise executed a stock option agreement with NetRadio, that provides that if he is terminated without cause, his stock options will immediately become fully vested.

     The term of Mr. Pederson's agreement commenced on August 1, 1998 and ends on July 31, 2000. Mr. Pederson's annual base salary increased to $140,000 upon the closing of our initial public offering. Mr. Pederson received a one-time $10,000 bonus upon the closing of our initial public offering. Under his employment agreement, Mr. Pederson is also eligible to receive an annual performance bonus of up to 40% of his base salary, if we achieve certain operating objectives

     The term of Mr. Witzig's employment agreement commenced on August 1, 1998 and ends on July 31, 2000. Mr. Witzig's annual base salary increased to $130,000 upon the closing of our initial public offering. Mr. Witzig received a one-time $10,000 bonus upon the closing of this offering. Mr. Witzig is also eligible to receive an annual performance bonus of up to 40% of his base salary, if we achieve certain operating objectives. If the employment of Witzig is not renewed at the end of the term of his employment agreement, except for cause, then his option to purchase 75,000 shares of common stock will be immediately exercisable in full.

     Ms. Kielty's terms of employment are contained in an offer letter executed by her on February 12, 1999. Ms. Kielty's annual base salary is $108,000. Ms. Kielty is eligible to receive an annual performance bonus of up to 30% of her base salary if we achieve certain operating objectives. Ms. Kielty received a termination agreement in February 1999 that provides Ms. Kielty with a cash severance payment equal to six months' salary if her employment is terminated, her status with NetRadio adversely changes or her salary is substantially reduced in connection with a change in control of NetRadio. Also, in February 1999, Ms. Kielty executed a stock option agreement with NetRadio, that provides that if she is terminated without cause, her stock options will immediately become fully vested.

     In addition, the exercisability of options granted to executive officers is accelerated in the event of a "change in control" over the Company (as such term is defined in the stock option agreements entered into by the executive officers).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Caparro, Kalman and McCaffery served as members of our Compensation Committee during 1999. Mr. McCaffery is Chief Executive Officer of ValueVision.

     ValueVision has engaged in certain transactions with the Company, as described below.

                              CERTAIN TRANSACTIONS

     Under the terms of the stock purchase agreement by and among NetRadio, ValueVision and Navarre, and based upon our total number of directors, ValueVision has the right to elect the number of directors equal to its proportionate share of ownership of NetRadio, rounded up to the next whole number. ValueVision currently has the right to elect two directors of NetRadio.

     ValueVision also has registration rights with respect to its shares of our common stock, including the right to have 550,000 shares registered for resale one year from the closing of our initial public offering, and the right to have its remaining shares registered two years from the closing of our initial public offering. ValueVision also has the right to have its shares included in other registration statements filed by NetRadio.

     In addition, under the terms of the March 1997 stock purchase agreement, if NetRadio has revenues, other than from product sales, of at least $3,000,000 in any rolling consecutive four quarter period, NetRadio has a one-time option for a 12-month period to require ValueVision to purchase 4.95% of the outstanding shares of common stock of NetRadio for $500,000. ValueVision similarly has the right during this period to purchase 4.95% of the outstanding common stock of NetRadio for $500,000. In connection with the initial offering, NetRadio and ValueVision have terminated this right in exchange for ValueVision's purchase of 550,000 shares of common stock immediately prior to the closing of our initial public offering for $500,000.

     Fulfillment Agreement. In December 1998, we entered into a five year fulfillment agreement with Navarre, under which we are required to fulfill our customer purchase orders for identified products from Navarre before any other fulfillment source may be utilized. The fulfillment agreement governs order procedures, product returns, shipping procedures, payments and price lists. The fulfillment agreement may be terminated by either party if, among other things, we discontinue online sales of pre-recorded music or Navarre discontinues fulfillment services to online customers. The amount paid by us for these services for the year ended December 31, 1999, was $37,504. We believe the terms of this agreement are at least as favorable as we could obtain from an unrelated third party.

     Separation Agreement. In March 1999, we entered into a separation agreement with Navarre to be effective upon the closing of our initial public offering. Under the separation agreement, Navarre and NetRadio separated the accounting, finance, human resources and other administrative functions of NetRadio and Navarre in the 45-day period following the closing of our initial public offering. NetRadio paid Navarre $7,500 for services provided during the transition period. In addition, concurrent with the closing of our initial public offering, Navarre contributed to the capital of NetRadio $5,234,840 of principal indebtedness owed by NetRadio to Navarre. In exchange for this contribution, we have granted Navarre registration rights with respect to 600,000 shares of our common stock owned by Navarre. These registration rights are exercisable beginning six months after the closing of our initial public offering. Navarre and NetRadio have also agreed that for a period of four years from the date of the closing of our initial public offering, Navarre will not directly or indirectly engage in the Internet broadcasting of music and information or online retail sales of entertainment-related products in substantially the same manner and format as currently conducted by NetRadio. We have indemnification obligations to Navarre and its affiliates under the separation agreement, including indemnification for liability arising out of statements made in connection with our initial public offering. Except for the contractual obligations set forth in the separation agreement or other intercompany agreements, Navarre and NetRadio have agreed to discharge all claims they may have against each other existing before the closing of this offering. In connection with the execution of the separation agreement, NetRadio and Navarre entered into a Multiple Advance Term Note. Under the Note, NetRadio agreed to repay to Navarre all amounts advanced to NetRadio beginning January 1, 1999 plus accrued interest on $5,234,840 of principal indebtedness incurred through December 31, 1998. The Note bears interest at midwest prime plus one half percentage point. The total amount of the Note is due on June 1, 2001.

                      RATIFICATION OF INDEPENDENT AUDITORS
                                 (PROPOSAL #2)

     The Board of Directors has appointed Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000 and recommends that the shareholders ratify that appointment. Ernst & Young LLP has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of Ernst & Young LLP will be present at the 2000 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMMON STOCK REPRESENTED AT THE 2000 ANNUAL MEETING IS REQUIRED TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal by a shareholder to be presented at the next annual meeting must be received at the Company's principal executive offices, Valley Gate North, 10025 Valley View Road, Suite 190, Eden Prairie, Minnesota 55344, not earlier than February 18, 2001 and not later than March 19, 2001.

                                          By Order of the Board of Directors,

                                          /s/ D.W. Pederson
                                          Secretary

Dated: April 21, 2000

                              NETRADIO CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

                              Thursday, May 18, 2000
                                   3:30 p.m.

                              Hyatt Regency Hotel
                               1300 Nicollet Mall
                             Minneapolis, Minnesota

NETRADIO CORPORATION
RIVERPLACE EXPOSITION HALL
43 MAIN STREET, SOUTHEAST, SUITE 149
MINNEAPOLIS, MINNESOTA 55414                                              PROXY

--------------------------------------------------------------------------------

 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF NETRADIO CORPORATION FOR
              THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 18, 2000.

The undersigned appoints Edward A. Tomechko and Michael P. Wise, and either of them, the proxies of the undersigned, with full power of substitution in each, to vote at the Annual Meeting of Shareholders to be held on May 18, 2000 and at any adjournment or postponement thereof all of the undersigned's shares of NetRadio Corporation common stock held of record on March 31, 2000 in the manner indicated on the reverse side hereof, and with the discretionary authority to vote as to any other matters that may properly come before such meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

This proxy, when properly signed, will be voted in the manner directed. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.












                      See reverse for voting instructions

                           \/  Please detach here \/
--------------------------------------------------------------------------------


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of directors:   01 Charles E. Cheney    02 Cary L. Deacon               / /  Vote FOR      / /  Vote WITHHELD
                                                                                         all nominees       from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
                                                                                   -------------------------------------------------
2. To ratify the appointment of Ernst &Young LLP, certified public accountants, as
   independent auditors for NetRadio Corporation for the fiscal year ending         / /     For        / /   Against    / / Abstain
   December 31, 2000.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED
FOR EACH PROPOSAL.

Address Change? Mark Box  / /    Indicate changes below:

                                                                                       Dated:                               , 2000
                                                                                              ---------------------------


                                                                                    ------------------------------------------------

                                                                                    Signature(s) in Box
                                                                                    Please sign exactly as your name(s) appear on
                                                                                    Proxy. If held in joint tenancy, all persons
                                                                                    must sign. Trustees, administrators, etc.,
                                                                                    should include title and authority. Corporations
                                                                                    should provide full name of corporation and
                                                                                    title of authorized officer signing the proxy.
